ANNEX A

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

DIGITAL CINEMA DESTINATIONS CORP.

__________________________________

1.           Designation.  The Series A Preferred Stock shall be designated as the “Series A Preferred Stock.”

2.           Authorization.  Digital Cinema Destinations Corp. (the “Company”) shall have the authority to issue 2,500,000 shares of Series A Preferred Stock, par value $0.01, of the Company (the “Preferred Stock”).  Such number of shares may be increased or decreased, but not to a number less than the number of shares of Preferred Stock then issued and outstanding, by resolution adopted by the full Board of Directors (the “Board”) of the Company; provided that such number shall only be increased by resolution adopted by the full Board for the sole purpose of paying dividends on shares of preferred Stock in shares of preferred Stock to the extent permitted by Section 4.

3.           Rank.           The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) on a pari passu basis with any other series of preferred stock hereafter established by the Board, unless that series is made by its terms junior to the Preferred Stock, and (b) prior to the Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and the Class B Common Stock, par value $0.01 per share (“Class B Common Stock”, and together with the Class A Common Stock the “Common Stock”).

4.           Dividends.  From and after the date of the issuance of any shares of Preferred Stock, dividends shall accrue on such shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) as follows: (i) for the period through December 31, 2012, dividends shall accrue at the rate per annum of 8% per share of Preferred Stock and, when payable, may be paid in cash or additional shares of Preferred Stock, but subject to Section 6(c), valued at the Original Issue Price (as defined in Section 5(a)), (ii) for the years 2013, 2014 and 2015, dividends shall accrue at the rate per annum of 8% per share of Preferred Stock and when payable, shall be payable in cash, and (iii) for any subsequent years, dividends shall accrue at the rate per annum of 10% per share of Preferred Stock and when payable, shall be payable in cash (collectively, the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence such Accruing Dividends shall be issued each year (beginning in 2011) on December 31st and paid within 30 days thereafter, and the Company shall be under no obligation to pay such Accruing Dividends at any other time, except as expressly set forth herein upon (i) a voluntary or involuntary liquidation, dissolution or winding up of the Company (ii) a Deemed Liquidation Event or (iii) conversion of the Preferred Stock in accordance with Section 6.  The Company shall not declare, pay or set aside any dividends on shares of any other class or series of preferred stock of the Company or on any class or series of Common Stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid.

5.           Liquidation Preference.

(a)           Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Preferred Stock), and before any payment shall be made to the holders of shares of preferred stock of the Company ranking on liquidation junior to the Preferred Stock or holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price (as defined below), plus any Accruing Dividends accrued but unpaid thereon in accordance with Section 4, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii)  such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such event, plus any Accruing Dividends accrued by unpaid on such shares of Preferred Stock in accordance with Section 4, whether or not declared, together with any other dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).  The “Original Issue Price” shall mean $2.00 per share, subject to appropriate adjustment in the event of any stock dividend (other than a dividend on the Preferred Stock payable in additional shares of Preferred Stock in accordance with Section 4), stock split, combination or other similar recapitalization with respect to the Preferred Stock.  If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Preferred Stock the full amount to which they shall be entitled under this Subsection 5(a), the holders of shares of Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)           Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock and any other class or series of stock of the Company ranking on liquidation senior to or on a parity with the Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c)           Deemed Liquidation Events.

(i)           Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of shares of the Preferred Stock constituting more than two-thirds of the total number of shares of Preferred Stock then outstanding (the “Preferred Stock Approval Amount”) elect otherwise by written notice sent to the Company at least fifteen (15) days prior to the effective date of any such event:

(A)           a merger or consolidation in which (1) the Company is a constituent party, or (2) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 5(c)(i) all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B)           the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(ii)           Effecting a Deemed Liquidation Event.

(A)           The Company shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 5(c)(i)(A)(1), unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Subsections 5(a) and 5(b).

(B)           In the event of a Deemed Liquidation Event referred to in Subsections 5(c)(i)(A)(2) or 5(c)(i)(B), if the Company does not effect a dissolution of the Company under the Delaware General Company Law within 10 days after such Deemed Liquidation Event, then (1) the Company shall send a written notice to each holder of Preferred Stock no later than the 10th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) to require the redemption of such shares of Preferred Stock, and (2) if requested in writing not later than 40 days after such Deemed Liquidation Event by holders of at least a majority of the then outstanding shares of Preferred Stock, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 70th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Company has funds legally available therefor.  The provisions of Subsection 6(g)(ii) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 5(c)(ii)(B); provided that notice of redemption under this Subsection 5(c)(ii)(B) shall include the redemption price.  Notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all dividends (including Accruing Dividends) with respect to such shares of Preferred Stock shall cease to accrue after such redemption and all rights with respect to such shares shall forthwith after the redemption terminate, except only the right of holders to receive the redemption price without interest upon surrender of their certificate or certificates therefore.  Prior to the distribution or redemption provided for in this Subsection 5(c)(ii)(B), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)           Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Company upon a Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Company.

6.           Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert into Class A Common Stock.

(i)           Conversion Ratio.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion.  The “Conversion Price” shall initially be equal to $2.00.  Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

(ii)           Dividends.  Upon the conversion of Preferred Stock pursuant to this Section 6(a), in addition to receiving the Class A Common Stock issuable upon conversion of the Preferred Stock in accordance with Section 6(a)(i), with respect to such shares of Preferred Stock to be converted, the holder thereof shall receive any and all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon in accordance with Section 4.

(iii)           Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date the Liquidation Amount is paid to the holders of Preferred Stock.

(b)           Right to Convert into a Future Series of Preferred Stock.

(i)           Conversion Ratio.  To the extent that the Company creates any new series of preferred stock (“New Preferred Stock”), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of New Preferred Stock at the original issue price thereof at the Conversion Price (subject to adjustment as provided below).

(ii)           Dividends.  Upon the conversion of Preferred Stock pursuant to this Section 6(b), in addition to receiving the New Preferred Stock issuable upon conversion of the Preferred Stock in accordance with Section 6(b)(i), with respect to such shares of Preferred Stock to be converted, the holder thereof shall receive any and all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon in accordance with Section 4.

(c)           Fractional Shares.  No fractional shares of Class A Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors of the Company.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.
(d)           Mechanics of Conversion.

(i)           Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued.  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Company shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (ii) pay in cash such amount as provided in Subsection 6(c) in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (iii) pay all Accruing Dividends accrued but unpaid thereon, whether or not declared, and all declared but unpaid dividends on the shares of Preferred Stock converted.

(ii)           Reservation of Shares.  The Company shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.

(iii)           Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 6(c) and to receive payment of any accrued but unpaid Accruing Dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon.  Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(iv)           No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

(v)           Taxes.  The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 6.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(e)           Adjustments to Conversion Price for Diluting Issues.

(i)           Special Definitions.  For purposes hereof, the following definitions shall apply:

(A)           “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)           “Series A Original Issue Date” shall mean the date on which the first share of Preferred Stock was issued.

(C)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 6(e)(iii) below, deemed to be issued) by the Company after the Series A Original Issue Date, other than Exempted Securities.

(E)           “Exempted Securities” shall mean the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

(1)           shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(2)           shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 6(f);

(3)           shares of Common Stock or Options, up to an aggregate of 500,000 shares, issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company;

(4)           shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(ii)           Deemed Issue of Additional Shares of Common Stock.

(A)           If the Company at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 6(e)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause  (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 6(e)(iv) (either because the consideration per share (determined pursuant to Subsection 6(e)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 6(e)(iii)(A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 6(e)(iv), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)           If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 6(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Subsection 6(e)(iii)).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 6(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iii)           Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Company shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6(e)(iii)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A)           “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(B)           “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)           “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D)           “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(E)           “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(iv)           Determination of Consideration.  For purposes of this Subsection 6(e), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)           Cash and Property:  Such consideration shall:

(1)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(2)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

(3)            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Company.

(B)           Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 6(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(v)           Multiple Closing Dates.  In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 6(e)(iv) then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances).

(f)           Conversion Adjustment.  The number of shares of Class A Common Stock issuable upon conversion of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date on which the first share of Preferred Stock was issued (the “Original Issue Date”) effect a subdivision of the outstanding Class A Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Class A Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)           Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (x) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution.  Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (B) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Class A Common Stock on the date of such event.

(iii)           Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Class A Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Class A Common Stock on the date of such event.

(iv)           Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 5(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 6(e)(ii) or (iii), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Company issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as they reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(v)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(vi)	Notice of Record Date. In the event:

(A)           the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(B)           of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Deemed Liquidation Event; or

(C)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Sereis A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Class A Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(g)           Mandatory Conversion.

(i)           Trigger Events.  Upon the first to occur of (A) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering at a per share price greater than 150% of the then Conversion Price pursuant to an effective registration statement under the Securities Act of 1933, as amended, after which the Class A Common Stock is listed on a nationally recognized stock market or securities exchange, or (B) the closing of any merger or consolidation resulting in the conversion of shares of Common Stock into freely tradable shares of capital stock listed on a nationally recognized stock market or securities exchange, provided (based on the average closing per share price for such shares of capital stock during the twenty trading days prior to the closing of such transaction) that a share of Common Stock has a value greater than 150% of the then Conversion Price, (the time of such closing or the date and time specified is referred to herein as the “Mandatory Conversion Time”), (1) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (2) such shares may not be reissued by the Company.

(ii)           Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6(g).  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice.  If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Section 6(g)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6(g)(2).  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 6(c) in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7.           Preferred Stock Protective Provisions.  At any time when shares of Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other requirement in law or the Certificate of Incorporation) the approval of the Preferred Stock Approval Amount given in writing after proper notice to all holders of the Preferred Stock:

(a)           amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company, in a manner that adversely affects any of the powers, preferences or rights of the Preferred Stock; provided that no change in the dividend amount of the Preferred Stock, Liquidation Amount or other liquidation rights of the Preferred Stock, or the Conversion Price provisions shall be made without the unanimous approval of the holders of the Preferred Stock;

(b)           reclassify, alter or amend any existing security of the Company that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;

(c)           purchase or redeem (or permit any subsidiary to purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, and (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;

(d)           create, or authorize the creation of, or issue, or authorize the issuance of any debt security, including guarantees, or permit any subsidiary to take any such action with respect to any debt security, including guarantees, other than equipment leases or bank lines of credit, unless such debt security is in an amount in excess of $5 million or for money borrowed by the Company or a subsidiary at the time with the prior approval of the Board of Directors;

(e)           effect a voluntary liquidation or dissolution of the Company; or

(f)           make a minority investment in any entity or permit any subsidiary of the Company to be less than wholly-owned in excess of 10% of the net book value of the Company on a consolidated basis.

8.           Amendments.                                The terms, conditions, rights, preferences and other provisions contained in this Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety only upon the approval of the Board with the consent of the holders of shares of Common Stock constituting a voting majority.

*     *     *     *     *

IN WITNESS WHEREOF, the foregoing Certificate of Designation has been duly executed on behalf of the Company by the undersigned on December 29, 2010.

Digital Cinema Destinations Corp.

By: /s/ A. Dale Mayo
       Name: A. Dale Mayo
       Title:   Chief Executive Officer